Exhibit 99.1

For more information: Media: 713.825.9107 Investors: 713.207.6500
For Immediate Release	Page 1 of 2

CenterPoint Energy reaches rate case settlement

for Houston-area customers

HOUSTON, April 7, 2017 - CenterPoint Energy today filed with the Railroad Commission of Texas (RRC) a Stipulation and Agreement (the settlement) in the company’s pending rate case. The settlement was entered into by all parties in the case, including the City of Houston/Houston Coalition of Cities, the Gulf Coast Coalition of Cities, the Texas Coast Utilities Coalition, and the Staff of the RRC. If approved by the RRC, the settlement will resolve all issues in that proceeding.

The settlement would increase the company’s natural gas distribution base rate revenues for Houston-area customers by approximately $16.5 million per year. Additionally, if approved, the settlement will result in initial base rates that are the same for customers in the Houston Division and Texas Coast Division. It would also set a uniform rate for the cost of natural gas, which the company passes on to customers with no mark up.

The settlement would set new parameters, including a 9.6% return on equity on a 55.15% equity capital structure and updated depreciation rates, to be used in future Gas Reliability Infrastructure Program (GRIP) filings. GRIP is an interim rate adjustment allowed by Texas statute that allows utilities to recover their costs related to additional invested capital without filing a full rate case. CenterPoint Energy must file its next GRIP filing within two years of a final order in the pending rate case and a full rate case must be filed within five-and-a-half years after CenterPoint Energy’s next GRIP filing.

If approved, residential customers within the Houston and Texas Coast Divisions would pay the same fixed monthly charge of $15.75 and the same usage rate of $0.07431 for each hundred cubic feet (Ccf) of natural gas used. An average residential bill with usage of 34 Ccf would be approximately $37 per month, excluding taxes. If the settlement is approved, the new rates are expected to go into effect in May or June of this year.

“This settlement is the result of collaborative work with all parties involved in the case to find common ground on a solution rather than litigating an extended rate case,” said Randy Pryor, CenterPoint Energy’s vice president of gas operations. “We believe this settlement benefits all parties and provides CenterPoint Energy the opportunity to earn a reasonable return on the investments we are making for safety and reliability now and in the future,” added Pryor.

—more—

For more information: Media: 713.825.9107 Investors: 713.207.6500
For Immediate Release	Page 2 of 2

CenterPoint Energy, Inc., headquartered in Houston, Texas, is a domestic energy delivery company that includes electric transmission & distribution, natural gas distribution and energy services operations. The company serves more than five million metered customers primarily in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma, and Texas. The company also owns a 54.1 percent limited partner interest in Enable Midstream Partners, a publicly traded master limited partnership it jointly controls with OGE Energy Corp., which owns, operates and develops natural gas and crude oil infrastructure assets. With more than 7,700 employees, CenterPoint Energy and its predecessor companies have been in business for more than 140 years. For more information, visit the website at www.CenterPointEnergy.com.

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual events and results may differ materially from those expressed or implied by these forward-looking statements. Any statements in this news release regarding future events, such as future regulatory actions on the settlement by the RRC and the impact of such actions, and any other statements that are not historical facts are forward-looking statements. Each forward-looking statement contained in this news release speaks only as of the date of this release.

# # #